UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12.

BENEFITFOCUS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of June 1, 2018

Annual Meeting and

2018 Proxy Statement

100 Benefitfocus Way

Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2018

To the Stockholders of Benefitfocus, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Benefitfocus, Inc. will be held on June 1, 2018, at our principal executive offices located at 100 Benefitfocus Way, Charleston, South Carolina 29492 at 9:00 AM EDT. The meeting is called for the following purposes:

1.	To elect the two Class II directors named in the Proxy Statement for a three-year term expiring in 2021 or until their successors have been elected and qualified; and

2.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of Benefitfocus common stock as of the close of business on April 9, 2018, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the board of directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Charleston, South Carolina during ordinary business hours for the 10-day period preceding the meeting for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2017 Annual Report to Stockholders (including our 2017 Annual Report on Form 10-K, as amended) to stockholders via the Internet. On or about April 20, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2017 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, the board of directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of Benefitfocus, Inc.,

/s/ Mason R. Holland, Jr.
Mason R. Holland, Jr.
Executive Chairman of the Board

Charleston, South Carolina
Dated: April 20, 2018

BENEFITFOCUS, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 1, 2018

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BENEFITFOCUS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2018

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of the board of directors for use at the Annual Meeting of Stockholders to be held on June 1, 2018 at 9:00 AM EDT at our principal executive offices located at 100 Benefitfocus Way, Charleston, South Carolina 29492, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 9, 2018 are entitled to notice of and to vote at the meeting.

In accordance with the rules of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the Notice, this Proxy Statement, our 2017 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 20, 2018. We mailed a Notice of Internet Availability of Proxy Materials on or about April 20, 2018 to our stockholders of record and beneficial owners as of April 9, 2018, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.

Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholder votes will be tabulated by persons appointed by the board of directors to act as inspectors of election for the meeting.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

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QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING

Q:	Who may vote at the meeting?

A:	The board of directors set April 9, 2018 as the record date for the meeting. If you owned shares of our common stock at the close of business on April 9, 2018, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 9, 2018, there were 31,756,836 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2018 annual meeting of stockholders.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares of capital stock entitled to vote, represented in person or by proxy, as of the record date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	Are present and entitled to vote in person at the meeting; or

•	Properly submitted a Proxy Card or Voter Instruction Card.

Broker non-votes are not counted for purposes of determining whether a quorum exists. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares, but the broker submits that person’s proxy nonetheless.

If you are present in person or by proxy at the meeting, but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. The proposal listed in this Proxy Statement identifies the votes needed to approve the proposed action.

Q:	What proposal will be voted on at the meeting?

A:	The one proposal to be voted on at the meeting is as follows:

1.	To elect the two Class II directors named in the Proxy Statement for a three-year term expiring in 2021 or until their successors have been elected and qualified.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the proxy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.

Q:	Can I access these proxy materials on the Internet?

A:

Yes. The Notice of Annual Meeting, Proxy Statement, and 2017 Annual Report to Stockholders (including the 2017 Annual Report on Form 10-K, as amended), are available for viewing, printing, and downloading at www.proxyvote.com. Our Annual Report on Form 10-K, as amended for the year ended December 31, 2017 is also available under the Company—Investors—Finances—Annual Meeting Materials section of our website at www.benefitfocus.com and through the SEC’s EDGAR system at http://www.sec.gov. All materials will remain posted on www.proxyvote.com at least until the conclusion of the meeting.

Q:	How may I vote my shares in person at the meeting?

A:	If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	If your common stock is held by a broker, bank, or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;

•	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or

•	By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 PM EDT on May 31, 2018. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the board of directors, as permitted by law.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•	Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 100 Benefitfocus Way, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 100 Benefitfocus Way, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or

•	If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM EDT on May 31, 2018 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?

A:	We plan to announce the preliminary voting results at the meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	For how long can I access the proxy materials on the Internet?

A:	The Notice of Annual Meeting, Proxy Statement, 2017 Annual Report to Stockholders, and Annual Report on Form 10-K, as amended for the fiscal year ended December 31, 2017 are also available, free of charge, in PDF and HTML format under the Company—Investors—Finances—Annual Meeting Materials section of our website at www.benefitfocus.com and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The board of directors currently consists of seven members and is divided into three classes, the members of which each serve for a staggered three-year term or until a successor has been elected and qualified. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class II directors, Mason R. Holland, Jr. and Stephen M. Swad, have been nominated to fill a three-year term expiring in 2021. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2019 and 2020, respectively, will remain in office.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the two Class II nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the board of directors to fill the vacancy. We do not expect that either nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class II nominee as of April 9, 2018 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding our Company is 100 Benefitfocus Way, Charleston, South Carolina 29492.

Class II Director Nominees for Terms Expiring in 2021

Name	Age	Position(s) with Benefitfocus	Director Since
Mason R. Holland, Jr.	53	Executive Chairman, Director	June 2000
Stephen M. Swad	56	Director	December 2013

Class III Directors with Terms Expiring in 2019

Name	Age	Position(s) with Benefitfocus	Director Since
Douglas A. Dennerline	59	Director	August 2014
Francis J. Pelzer V	47	Director	May 2013

Class I Directors with Terms Expiring in 2020

Name	Age	Position(s) with Benefitfocus	Director Since
Raymond A. August	56	President, Chief Executive Officer, Director	April 2018
Joseph P. DiSabato	51	Director	February 2007
A. Lanham Napier	47	Director	September 2014

Class II Director Nominees

Mason R. Holland, Jr.—Executive Chairman, Director

Mason Holland, one of our founders, has been our Executive Chairman and a member of the board of directors since our founding in June 2000. Mr. Holland is responsible for the coordination of strategic partnerships with industry leaders and client relations. Mr. Holland founded American Pensions, Inc. in 1988, serving as its Chairman and President from 1988 to 2003. Mr. Holland also has established and operated a number of other business entities throughout his 30 plus year career, including a real estate development firm established in 1989 and still operational and a jet aircraft manufacturer for which he served as lead investor, chief executive officer and board chairman from 2009 to 2014. Mr. Holland attended Old Dominion University in Norfolk, Virginia.

We believe Mr. Holland brings to the board of directors valuable perspective and experience as our Executive Chairman and one of our founders and as a large stockholder, as well as knowledge of the benefits industry and experience managing and directing companies through various stages of development, all of which qualify him to serve as one of our directors.

Stephen M. Swad—Director

Steve Swad has served on the board of directors since December 2013. He serves on the audit, compensation and nominating and governance committees and is the chair of the compensation committee. Since January 2016, Mr. Swad has served as Chief Financial Officer of Vox Media, Inc. From February 2012 until April 2015, Mr. Swad served as the President, Chief Executive Officer, and a director of Rosetta Stone Inc. (NYSE: RST), a publicly held language-learning software company. He was previously its Chief Financial Officer beginning in November 2010. Prior to joining Rosetta Stone, Mr. Swad served as the Executive Vice President and Chief Financial Officer of Comverse Technology, Inc., beginning in May 2009. Prior to that, he served as Executive Vice President and Chief Financial Officer of Federal National Mortgage Association (Fannie Mae) (NASDAQ: FNMA) from May 2007 until August 2008. He has also held various senior financial management positions with public companies, including AOL Inc. (now a part of Oath Inc.) and Time Warner Inc. (NYSE: TWX) and its subsidiaries. Mr. Swad, a former partner of KPMG LLP, has also served as a Deputy Chief Accountant at the SEC. He served on the board of Eloqua, Inc. from August of 2011 until February 2013, including between August 2012 and February 2013, during which time it was a publicly held company. Mr. Swad holds a B.A. in business administration from the University of Michigan and is a Certified Public Accountant.

Among other experience, qualifications, attributes and skills, we believe Mr. Swad’s financial and accounting experience, ability to lead public companies, and familiarity with technology companies bring to the board of directors important skills related to corporate finance and governance, and qualify him to serve on the board.

Other Directors Not Up for Re-election at this Meeting

Raymond A. August—President, Chief Executive Officer, Director

Ray August has been our President and Chief Executive Officer since January 2018 and a director since April 2018. Prior to that, Mr. August served as our Chief Operating Officer since August 2014 and was promoted to the title of President and Chief Operating Officer in March 2015. Prior to joining Benefitfocus, Mr. August served as the General Manager of the Financial Services Group of Computer Sciences Corp. (now DXC Technology Co. (NYSE: DXC)), or CSC, since October 2012. From March 2008 to September 2012, he served as President of CSC Financial Services Group. Since July 2013 he has served as a member of the Executive Advisory council for Arthur Ventures Private Equity Fund. Mr. August earned a B.S. in Accounting and Management Science from the University of South Carolina and is a Certified Public Accountant.

We believe Mr. August’s extensive experience in prior leadership positions with our Company and other technology companies, and as our Chief Executive Officer, bring to the board of directors critical skills that qualify him to serve as one of our directors.

Douglas A. Dennerline—Director

Doug Dennerline has served as a member of the board of directors since August 2014. He serves on the audit, compensation and nominating and governance committees. He is currently Chief Executive Officer and Executive Chairman of BetterWorks Systems, Inc. From January 2013 to March 2018, he was Chief Executive Officer of Alfresco Software, Inc. and was previously President and a director of SuccessFactors, Inc. Prior to joining SuccessFactors, Mr. Dennerline was Executive Vice President of Sales, Americas and EMEA for Salesforce.com, Inc. (NYSE: CRM). Mr. Dennerline holds a B.S. in Business Administration from Arizona State University.

We believe Mr. Dennerline’s experience as chief executive officer of a software company and familiarity with the software industry brings to the board of directors important skills. In addition, his experience as a director of a software and technology company brings to the board critical skills related to financial oversight of complex organizations, strategic planning and corporate governance. All of this qualifies him to serve as one of our directors.

Joseph P. DiSabato—Director

Joe DiSabato has served on the board of directors since February 2007. Mr. DiSabato has been a Managing Director in the Principal Investment Area at The Goldman Sachs Group, Inc., Merchant Banking Division, since 2000. Mr. DiSabato joined Goldman Sachs in 1988 and served as a Financial Analyst until 1991, re-joining as an Associate in 1994. He serves as a director of The Endurance International Group Holdings, Inc. and Infusion Software, Inc. Mr. DiSabato holds an M.B.A. from the Anderson Graduate School of Management at the University of California at Los Angeles and a B.S. from the Massachusetts Institute of Technology.

We believe Mr. DiSabato’s experience as a director of various software and technology companies, and his experience with expansion-stage growth companies, brings to the board of directors critical skills related to financial oversight of complex organizations, strategic planning and corporate governance and qualify him to serve as one of our directors.

A. Lanham Napier—Director

Lanham Napier has served as a member of the board of directors since September 2014. He serves on our compensation and nominating and governance committees and is chair of the nominating and governance committee. Mr. Napier is a Co-Founder of BuildGroup Management LLC. BuildGroup Management LLC is a privately-held company based in Austin, Texas, that operates and invests in emerging software companies in select technology categories. Mr. Napier was formerly the Chief Executive Officer of Rackspace Hosting, Inc. (NYSE: RAX). At various times during his 14 years at Rackspace, he also served in other capacities at the company, including as its President, Chief Financial Officer, and member of its board of directors. Prior to that, Mr. Napier was an analyst of Merrill Lynch & Co., Inc. Mr. Napier holds an M.B.A. from Harvard University and a B.A. in Economics from Rice University.

We believe Mr. Napier’s experience as chief executive officer of a public company, familiarity with the software industry and his experience as a director of a software company brings to the board of directors critical skills related to strategic planning and corporate governance and qualifies him to serve on the board.

Francis J. Pelzer V—Director

Frank Pelzer has served as a member of the board of directors since May 2013. He serves on the audit and compensation committees and is the chair of the audit committee. Since 2015, Mr. Pelzer has served as President and Chief Operating Officer of the SAP SE’s Cloud Business Group, and he was its Chief Financial Officer prior to that, starting in January 2015. From May 2010 to January 2015, Mr. Pelzer served as the Chief Financial Officer of Concur Technologies, Inc. (acquired by SAP SE), a provider of web-based and mobile, integrated travel and expense management solutions. From 2004 to May 2010, Mr. Pelzer served as a Director and Vice President in the Software Investment Banking group at Deutsche Bank AG (NYSE: DB). Prior to that, Mr. Pelzer was a Vice President with Credit Suisse First Boston and a management consultant with Kurt Salmon Associates, now a part of Accenture plc (NYSE: ACN). Mr. Pelzer serves on the board of directors of Limeade, Inc. and is the chairman of its audit committee. He also serves on the board of directors of Modumetal, Inc. and Cleartrip Pvt. Ltd., an SAP portfolio company. Mr. Pelzer graduated with an M.B.A. as an Edward Tuck Scholar with Distinction from the Tuck School of Business at Dartmouth and holds a B.A. from Dartmouth College.

We believe Mr. Pelzer’s experience as a chief financial officer of a public company, familiarity with the software industry, accounting standards and public company disclosure requirements, and his ability to serve as our audit committee financial expert, bring to the board of directors important skills and qualify him to serve on the board.

Required Vote

Provided there is a quorum for the meeting, the director nominees receiving the highest number of affirmative votes of our common stock present or represented and entitled to be voted for them shall be elected as directors. Votes withheld will have no legal effect on the election of directors. Under applicable NASDAQ Stock Market listing rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this proposal.

The board of directors unanimously recommends that stockholders vote FOR the two Class II director nominees listed above.

CORPORATE GOVERNANCE MATTERS

Information about the Board

The board of directors currently comprises seven members, divided into three classes as follows: Class I, consisting of Messrs. August, DiSabato and Napier; Class II, consisting of Messrs. Holland and Swad; and Class III, consisting of Messrs. Dennerline and Pelzer. Upon the expiration of the term of office for each class of directors, each director in such class will be elected for a term of three years and will serve until a successor is duly elected and qualified or until his earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office or the stockholders (as provided in our bylaws). Because only one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the board.

As Executive Chairman, Mr. Holland has authority to, among other things, call and preside over meetings of the board of directors, set meeting agendas, and determine materials to be distributed to the board. Accordingly, Mr. Holland has substantial ability to shape the work of the board. Mr. Holland, as a co-founder of our Company, possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing our Company and our business, and is well positioned to develop agendas that ensure the board’s time and attention are focused on critical matters.

We have historically separated the position of Executive Chairman and that of Chief Executive Officer, currently Mr. August. While the board of directors believes the separation of these positions has served our Company well, and intends to maintain this separation where appropriate and practicable, the board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of the number of employees and the historical experience and understanding of our Company and industry of each of Messrs. Holland and August.

Director Independence

The board of directors has established an audit committee, compensation committee, and nominating and governance committee. Our audit committee consists of independent directors Messrs. Pelzer (Chair), Dennerline and Swad. Our compensation committee consists of independent directors Messrs. Swad (Chair), Dennerline, Napier and Pelzer. Our nominating and governance committee consists of independent directors Messrs. Napier (Chair), Dennerline and Swad. The audit committee, compensation committee, and nominating and governance committee were established in May 2013 in anticipation of our IPO.

The board of directors has undertaken a review of the independence of our directors and has determined that Messrs. Dennerline, Napier, Pelzer and Swad are independent within the meaning of the NASDAQ Stock Market listing rules. In addition, the board has determined that Messrs. Dennerline, Pelzer and Swad meet the additional test for independence for audit committee members and Messrs. Dennerline, Napier, Pelzer and Swad meet the additional test for independence for compensation committee members imposed by SEC regulation and the NASDAQ Stock Market listing rules.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive officer of our Company.

Executive Sessions of Non-Employee Directors

In order to promote open discussion among non-employee directors, the board of directors has a policy of regularly conducting executive sessions of non-employee directors at scheduled meetings and at such other times requested by a non-employee director.

Selection of Nominees for the Board of Directors

The nominating and governance committee of the board of directors is responsible for establishing the criteria for recommending which directors should stand for re-election to the board and the selection of new directors to serve on the board. In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the board. The committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including strength of character, mature judgment, career specialization, relevant technical skills and independence. The Nominating and Governance Committee Charter calls for the committee to consider diversity to be an additional desirable characteristic in potential nominees.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not more than 90 and not less than 60 days before the meeting at which directors are to be elected, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not later than the close of business on the tenth business day following the date on which notice of such meeting is first given to stockholders.

Any such notice must set forth the following: (A) the name and address, as they appear on our Company’s books, of (i) the stockholder who intends to make the nomination and the name and residence address of the person or persons to be nominated, and (ii) any Stockholder Associated Person (as defined below); (B) (i) any material interest in the director nomination of such stockholder or any Stockholder Associated Person, individually or in the aggregate, (ii) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock, (iii) as to the stockholder and any Stockholder Associated Person, the name and address of such stockholder and Stockholder Associated Person, as they appear on our Company’s stock ledger, and current name and address, if different, and (iv) to the extent known by the stockholder, the name and address of any other stockholder supporting the nominee for election as a director; (C) a representation that the stockholder is a holder of record of stock of our Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (D) a description of all arrangements or understandings between the stockholder and any Stockholder Associated Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (E) such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for election of directors, or as would otherwise be required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the board of directors; and (F) the written consent of each nominee to be named in a proxy statement and to serve as director of our Company if so elected. Our bylaws define “Stockholder Associated Person” as (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (C) any person controlling, controlled by or under common control with such Stockholder Associated Person.

Our nominating and governance committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Information Regarding Meetings of the Board and Committees

During 2017, the board of directors held six meetings. During 2017, the board’s three permanent committees, the audit committee, compensation committee and nominating and governance committee, collectively held 14 meetings.

All of our current directors attended at least 75% of the aggregate of all meetings of the board of directors and the committees on which he served during 2017. We do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders. In 2017, directors Mr. Holland, and then-director Shawn A. Jenkins attended the annual meeting of stockholders.

Board Committees

Committees of the Board of Directors

In May 2013, our board of directors adopted written charters for each of its permanent committees, all of which are available under Overview in the Company—Investors—Corporate Governance section of our website at www.benefitfocus.com. The following table provides membership information of our directors in each committee of our board as of April 9, 2018.

	Audit Committee	Compensation Committee	Nominating & Governance Committee
Douglas A. Dennerline
A. Lanham Napier(1)
Francis J. Pelzer V
Stephen M. Swad(2)

= Committee Chair

= Member

(1)	Mr. Napier became chair of our nominating and governance committee in July 2017 when Ann H. Lamont retired from the board of directors.

(2)	Mr. Swad joined our nominating and governance committee in July 2017 when Ms. Lamont retired from our board of directors.

Audit Committee

Our audit committee consists of Messrs. Pelzer (Chair), Dennerline, and Swad. Each of Messrs. Pelzer, Dennerline and Swad satisfy the independence requirements of Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Stock Market listing rules and Section 10A(m)(13) of the Exchange Act. Our audit committee met seven times during our 2017 fiscal year. Our audit committee is responsible for, among other things:

•	appointing, terminating, compensating, and overseeing the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;

•	reviewing and approving, in advance, all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

•	establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;

•	determining compensation of the independent auditors and of advisors hired by the audit committee and ordinary administrative expenses;

•	reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;

•	monitoring and evaluating the independent auditor’s qualifications, performance, and independence on an ongoing basis;

•	reviewing reports to management prepared by the internal audit function, as well as management’s response;

•	reviewing and assessing the adequacy of the formal written charter on an annual basis;

•	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and

•	handling such other matters that are specifically delegated to our audit committee by the board from time to time.

The board of directors has affirmatively determined that Mr. Pelzer is designated as the “audit committee financial expert” and that he meets the definition of an “independent director” for purposes of serving on an audit committee under the NASDAQ Stock Market listing rules. The designation does not impose on Mr. Pelzer any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors.

Compensation Committee

Our compensation committee consists of Messrs. Swad (Chair), Dennerline, Napier and Pelzer. Ann H. Lamont served on our compensation committee until her retirement from the board of directors in July 2017. Each of Messrs. Swad, Dennerline, Napier and Pelzer satisfy the independence requirements of Rules 5605(a)(2) and 5605(d)(2) of the NASDAQ Stock Market listing rules. Our compensation committee met four times during our 2017 fiscal year. Our compensation committee is responsible for, among other things:

•	reviewing and approving the compensation, employment agreements and severance arrangements, and other benefits of all of our executive officers and key employees;

•	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of the executive officers, and evaluating their performance in light thereof;

•	reviewing and making recommendations, on an annual basis, to the board with respect to director compensation;

•	reviewing any analysis or report on executive compensation required to be included in the annual proxy statement and periodic reports pursuant to applicable federal securities rules and regulations, and recommending the inclusion of such analysis or report in our proxy statement and period reports;

•	reviewing and assessing, periodically, the adequacy of the formal written charter; and

•	such other matters that are specifically delegated to our compensation committee by the board from time to time.

Pursuant to its written charter, our compensation committee has the authority to engage the services of outside advisors as it deems appropriate to assist it in the evaluation of the compensation of our directors, principal executive officer or other executive and non-executive officers, and in the fulfillment of its other duties. Additionally, our compensation committee has the authority to review and approve the compensation of our other officers and employees and may delegate its authority to review and approve the compensation of other non-executive officer employees to specified executive officers. Our compensation committee engaged Compensia, Inc. as its compensation consultants in 2017, as more fully described in “Executive Compensation—Employment Agreements”.

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Napier (Chair), Dennerline and Swad. Ann H. Lamont served on our nominating and governance committee and as its chair until her retirement from the board of directors in July 2017. Each of Messrs. Napier, Dennerline and Swad satisfy the independence requirements of Rule 5605(a)(2) of the NASDAQ Stock Market listing rules. Our nominating and governance committee met three times during our 2017 fiscal year. It is responsible for, among other things:

•	identifying and screening candidates for the board, and recommending nominees for election as directors;

•	establishing procedures to exercise oversight of the evaluation of the board and management;

•	developing and recommending to the board a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to the board;

•	reviewing the structure of the board’s committees and recommending to the board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	developing and reviewing our code of conduct, evaluating management’s communication of the importance of our code of conduct, and monitoring compliance with our code of conduct;

•	reviewing and assessing the adequacy of the formal written charter on an annual basis; and

•	generally advising the board on corporate governance and related matters.

Risk Oversight

While our Company’s senior management has responsibility for the management of risk, the board of directors plays an important role in overseeing this function. The board regularly reviews our market and business risks during its meetings and, since its formation, each of its committees began overseeing risks associated with its respective area of responsibility. In particular, our audit committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. Our compensation committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. Our nominating and governance committee seeks to minimize risks related to our governance structure by implementing sound corporate governance principles and practices. Each of our committees reports to the full board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Code of Conduct

We have adopted a code of ethics relating to the conduct of our business by all of our employees, officers, and directors, as well as a code of conduct specifically for our principal executive officer and senior financial officers. We have also adopted a corporate communications policy for our employees and directors establishing guidelines for the disclosure of information related to our Company to the investing public, market analysts, brokers, dealers, investment advisors, the media, and any persons who are not our employees or directors. Additionally, we have adopted an insider trading policy to establish guidelines for our employees, officers, directors, and consultants regarding transactions in our securities and the disclosure of material nonpublic information related to our Company. Each of these policies is posted under Overview in the Company—Investors—Corporate Governance section of our website at www.benefitfocus.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the board of directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 100 Benefitfocus Way, Charleston, South Carolina 29492. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the board due to the nature or volume of the correspondence.

DIRECTOR COMPENSATION

In June 2014, the board of directors established a compensation program for our Company’s independent directors not serving as a designee of an investor under our Second Amended and Restated Voting Agreement, or the Voting Agreement. Each such director received an annual retainer of $150,000, payable at the director’s election either 50% in cash and 50% in restricted stock units, or RSUs, or 100% in RSUs. We also paid such directors the following cash fees for each quarter they chair one of the board committees: audit, $6,250; compensation, $2,500; and any other committee, $1,875.

In September 2017, the board of directors amended the compensation program for our Company’s independent directors not serving as a designee of an investor under the Voting Agreement. Effective as of the 2018 annual meeting of stockholders, each such director will receive an annual retainer of $180,000, payable at the director’s election either 50% in cash and 50% in RSUs, or 100% in RSUs. We also will pay such directors the following cash fees for each quarter they chair one of the board committees: audit, $6,250; compensation, $2,500; and nominating and governance committee, $1,875. Other members of the committees will receive the following annual cash fees: audit, $9,000; compensation, $5,000; and nominating and governance committee, $3,750.

Our Company maintains stock ownership guidelines for directors. The guidelines require our Company’s non-employee directors, not serving as a designee of an investor under the Voting Agreement, to own stock in our Company with a cash value of $225,000 or 3,750 shares, whichever is less. Such director need not own the requisite number of shares until he has completed three years of service as a director of our Company. If the ownership requirement is not met after the director has completed three years of service as a director of our Company, then all payments made to him by our Company will be entirely in the form of RSUs until the required ownership level is reached. For purposes of calculating the number of shares held by a director, shares that are owned directly are counted along with (a) shares over which the director has investment or voting power, and (b) shares that may be acquired pursuant to vested, in-the-money options to acquire Company stock. Shares used to achieve the minimum director ownership requirement may not be pledged, used as security, or otherwise encumbered by a director.

The following table sets forth the total compensation paid to each of our non-employee directors serving in 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
Douglas A. Dennerline	-	$144,172	(1)	$144,172
Joseph P. DiSabato	-	-		-
Ann H. Lamont(2)	-	-		-
A. Lanham Napier	$37,500	$144,172	(1)	$181,672
Francis J. Pelzer V	$25,000	$144,172	(1)(3)	$169,172
Stephen M. Swad	$10,000	$144,172	(1)	$154,172

(1)	On June 7, 2017, the board of directors approved grants of RSUs to each of Messrs. Dennerline, Napier, Pelzer, and Swad for 4,131 shares of our common stock with an aggregate grant date fair value for each director of $144,172, computed in accordance with FASB ASC Topic 718. These grants of RSUs vest on the earlier of July 1, 2018 or the 2018 annual meeting of stockholders of our Company, subject to the director’s continued service on the board.

(2)	In July 2017, Ms. Lamont retired from the board of directors.

(3)	Mr. Pelzer also holds an option to purchase 50,000 shares of our common stock, granted to him in 2013 for service on the board of directors. On December 31, 2017, all shares subject to this option were vested.

Mr. Holland is an executive officer (but not a named executive officer) who serves as a director and did not receive additional compensation for service provided as a director in 2017, 2016 or 2015.

AUDIT COMMITTEE REPORT

Our audit committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2017, (2) discussed with Ernst & Young LLP, or EY, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and (3) received the written disclosures and the letter from EY concerning applicable requirements of the (PCAOB) regarding EY’s communications with the audit committee concerning independence, and has discussed with EY its independence. Based upon these discussions and reviews, our audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K, as amended for the fiscal year ended December 31, 2017, which is filed with the SEC.

Our audit committee is currently composed of the following three directors: Messrs. Pelzer (Chair), Dennerline and Swad. All are independent directors as defined in Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Stock Market listing rules and Section 10A-3 of the Exchange Act. The board of directors has determined that Mr. Pelzer is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Our audit committee operates under a written charter adopted by the board, a copy of which is available under Overview in the Company—Investors—Corporate Governance section of our website at www.benefitfocus.com.

EY has served as our independent registered public accounting firm since 2007 and audited our consolidated financial statements for the years ended December 31, 2006 through December 31, 2017.

Summary of Fees

Our audit committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, our audit committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by our audit committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by EY in 2016 and 2017. A description of these various fees and services follows the table.

	2016	2017
Audit Fees	$1,018,719	$1,314,096
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees

The aggregate fees billed to us by EY in connection with the annual audit of our financial statements, for the review of our financial statements included in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K and for other services normally provided in connection with statutory and regulatory filings, were $1,018,719 and $1,314,096 for the years ended December 31, 2016 and 2017, respectively. The increase in audit fees in 2017 relates primarily to implementation of the new revenue recognition standard during 2017.

Audit-Related Fees

No aggregate audit-related fees were billed to us by EY for the years ended December 31, 2016 or 2017.

Tax Fees

No tax fees were billed to us by EY for the years ended December 31, 2016 or 2017.

All Other Fees

No other fees were billed to us by EY for the years ended December 31, 2016 or 2017.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Francis J. Pelzer V (Chair)

Douglas A. Dennerline

Stephen M. Swad

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 9, 2018 unless otherwise noted below for the following:

•	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;

•	each of the named executive officers named in the Summary Compensation table;

•	each director; and

•	all current directors and executive officers as a group.

Applicable percentage ownership is based on 31,756,836 shares of our common stock outstanding as of April 9, 2018, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 9, 2018, and RSUs vesting within 60 days after April 9, 2018, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Benefitfocus, Inc., 100 Benefitfocus Way, Charleston, South Carolina 29492.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Joseph P. DiSabato(1)	6,242,946	19.7%
Shawn A. Jenkins	2,749,104	8.7%
Mason R. Holland, Jr.(2)	2,672,489	8.4%
Raymond A. August	144,927	*
Francis J. Pelzer V(3)	69,767	*
Stephen M. Swad(4)	37,471	*
A. Lanham Napier(5)	25,497	*
Douglas A. Dennerline(5)	13,727	*
Jonathon D. Dussault	1,298	*
All current directors and executive officers as a group (9 individuals)	9,230,925	29.0%

5% or Greater Stockholders:
The Goldman Sachs Group, Inc.(1)	6,242,946	19.7%
FMR, LLC(6)	4,690,684	14.8%
BAMCO, Inc.(7)	4,145,968	13.1%
Marsh & McLennan Companies, Inc.(8)	2,817,526	8.9%
Frontier Capital Management(9)	1,752,918	5.5%
Vanguard Group(10)	1,655,183	5.2%

*	Less than 1%.

(1)	Based solely on a Schedule 13D/A filed with the SEC on August 13, 2015 by The Goldman Sachs Group, Inc. Consists of (i) 801,341 shares of common stock held directly by GS Capital Partners VI Parallel, L.P., (ii) 2,423,887 shares of common stock held directly by GS Capital Partners VI Offshore Fund, L.P., (iii) 2,914,149 shares of common stock held directly by GS Capital Partners VI Fund, L.P., and (iv) 103,569 shares of common stock held directly by GS Capital Partners VI GmbH & CO. KG, collectively the “Goldman Funds”. Affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of each of the Goldman Funds. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of the Goldman Funds. Mr. DiSabato is a managing director of Goldman, Sachs & Co. The address of the Goldman Funds and Mr. DiSabato is 200 West Street, New York, New York 10282.

(2)	Includes 2,649,099 shares held by the Holland Family Trust and five shares held by Mr. Holland as custodian for his minor son. Mr. Holland and his wife share voting and investment control over the shares held by the Holland Family Trust.

(3)	Includes 50,000 shares issuable upon the exercise of options exercisable on or before 60 days after April 9, 2018 and 4,131 shares held upon the vesting of RSUs within 60 days after April 9, 2018.

(4)	Consists of 33,340 shares held by the Stephen M. Swad Revocable Living Trust and 4,131 shares held upon the vesting of RSUs within 60 days after April 9, 2018.

(5)	Includes 4,131 shares held upon the vesting of RSUs within 60 days after April 9, 2018.

(6)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC (“FMR”). Consists of 4,690,684 shares of common stock held by FMR and certain of FMR’s subsidiaries. FMR is a parent holding company and its subsidiaries, Fiam LLC, Fidelity Management & Research (Hong Kong) Limited, FMR Co., Inc. and Strategic Advisers, Inc. beneficially own shares of Benefitfocus. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR and the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(7)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2018 by BAMCO, Inc. (“BAMCO”). Consists of 4,145,968 shares of common stock held by BAMCO. Baron Capital Management, Inc. (“BCM”) and BAMCO are subsidiaries of Baron Capital Group, Inc. (“BCG”). Baron Growth Fund (“BGF”) is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. The address of BAMCO, BCM, BCG, BGF and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(8)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2018 by Marsh & McLennan Companies, Inc. Consists of 2,817,526 shares of common stock held directly by Marsh & McLennan Companies, Inc. (“MMC”). MMC directly owns all of the outstanding shares of capital stock of Mercer Consulting Group, Inc. (“Mercer Consulting”). Mercer Consulting, in turn, directly owns all of the outstanding equity interests of Mercer LLC (“Mercer”), and Mercer directly owns the shares of our Company. Each of MMC, Mercer Consulting and Mercer may therefore be deemed to have shared voting and dispositive power over such shares. The address of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036.

(9)	Based solely on a Schedule 13G filed with the SEC on February 7, 2018 by Frontier Capital Management Co., LLC (“Frontier”). Consists of 1,752,918 shares of common stock held by Frontier. The address of Frontier is 99 Summer Street, Boston, Massachusetts 02110.

(10)	Based solely on a Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group, Inc. Includes 1,622,612 shares of common stock held directly by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 31,571 shares of our Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,800 shares of our Company as a result of its serving as investment manager of Australian investment offerings. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year all of our executive officers, directors and, to our knowledge, 10% stockholders complied with the filing requirements of Section 16(a) of the Exchange Act, except for Mr. Napier, who filed a form 4 on April 17, 2018 to report a purchase of shares of our common stock on February 27, 2017.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our named executive officers for 2017 should be read together with the compensation tables and related disclosures on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future might differ materially from currently planned programs summarized in this discussion.

The discussion below includes a review of our compensation decisions with respect to 2017 for our “named executive officers,” including our principal executive officer and our two other most highly compensated executive officers. Our named executive officers for 2017 were:

•	Raymond A. August, who served as our President and Chief Operating Officer through December 31, 2017 and is currently our President and Chief Executive Officer and a director of our Company;

•	Jonathon E. Dussault, who serves as our Chief Financial Officer;

•	Shawn A. Jenkins, who served as our Chief Executive Officer, or CEO, and was our principal executive officer through December 31, 2017.

Key Elements of Our Compensation Program for 2017

In 2017, we compensated our named executive officers through a combination of base salary, annual bonus payments, and long-term equity incentives in the form of RSUs. In the past, we have granted our executive officers options. Our executive officers are also eligible for our standard benefits programs, which include:

•	health, vision and dental insurance;

•	life insurance;

•	short- and long-term disability insurance;

•	health savings account contributions; and

•	a 401(k) plan with a defined matching of contributions.

We do not use specific formulas or weightings in determining the allocation of the various compensation elements. Instead, the compensation for each of our named executive officers has been designed to provide a combination of fixed and at-risk compensation that is tied to the achievement of our short- and long-term objectives. We believe that this approach achieves the primary objectives of our compensation program.

Management Incentive Bonus Programs

In June 2014, our stockholders approved the Benefitfocus, Inc. Management Incentive Bonus Program, which is designed to provide a long-term framework for performance-based bonus plans going forward, continue to reward high level executives of our Company based on their responsibilities and for their contributions to the successful achievement of certain corporate goals and objectives, and to share the success and risks of our Company based upon the achievement of business goals. This program was designed to permit bonus awards to be structured to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. For tax years beginning after December 31, 2017, the performance-based compensation exception to Section 162(m) has been removed, and any future awards under the Management Incentive Bonus Program will not be excluded from the $1,000,000 limitation on deductible compensation described in Section 162(m). Notwithstanding these changes in the law, the requirements of the Management Incentive Bonus Program are not being changed at this time. Awards in effect as of November 2, 2017, not modified in any material respect after that date, and that qualify as “performance-based compensation” within the meaning of Section 162(m) as in effect prior to the enactment of the Tax Cuts and Jobs Act continue to be exempt from the limitation on deductibility imposed by Section 162(m).

Our named executive officers and other members of our management team participate in our management incentive bonus programs. The foundation of grants made under these programs is the achievement by our Company of consolidated revenues. In 2017, the bonus earned pursuant to the bonus program then in place was a function of a percentage of bonus earned, or PBE (based on achieving annual revenue targets), multiplied by the target bonus amount, or TBA (the executive’s annual base salary, multiplied by a designated bonus target percent, or BTP). Participants received half of their TBA in performance-based restricted stock units, or PRSUs, a percentage of which would vest upon the achievement of annual revenue goals and free cash flow goals, all subject to a minimum adjusted EBITDA level, during the period of January 1, 2017 to December 31, 2017. In 2017, Messrs. August, Dussault and Jenkins were granted 9,090, 1,513, and 11,120 PRSUs respectively, of which 2,727, 983, and 3,336 vested. Messrs. August and Jenkins also earned cash bonuses in 2017 of $72,450 and $88,634, respectively, based on the annual revenue target achieved, and BTPs of 100% each. Mr. Dussault earned a cash bonus of $24,991, based on the annual revenue target achieved and a BTP of 75%. Mr. Dussault’s bonus was prorated for his five months of service in 2016.

Summary Compensation Table

The following table sets forth summary compensation information for our named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015.

Name and principal position	Year	Salary ($)(1)	Stock awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)		Total ($)
Raymond A. August	2017	$499,905	$2,086,871	$72,450	$17,318	(3)	$2,676,544
President and Chief Operating Officer	2016	$483,000	$1,244,482	$227,366	$118,888	(4)	$2,073,736
	2015	$483,000	$2,503,998	$579,842	$107,701	(5)	$3,674,541

Jonathon E. Dussault(6)	2017	$134,615	$1,871,972	$24,991	$6,786	(7)	$2,038,364
Chief Financial Officer

Shawn A. Jenkins	2017	$620,437	$1,025,709	$88,634	$14,511	(8)	$1,749,291
Former Chief Executive Officer	2016	$590,892	$2,992,494	$278,154	$17,466	(9)	$3,879,006
	2015	$590,892	$1,681,903	$709,366	$16,866	(10)	$2,999,027

(1)	Reflects base salary earned during the fiscal year covered.

(2)	The reported amounts represent the aggregate grant date fair value of awards of RSUs and PRSUs computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures. The reported amounts for PRSUs also assume target performance goals will be achieved and are consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718. For 2017, the grant date fair value of PRSUs at maximum payout potential are $3,026,914, $1,960,001 and $2,642,002 for Messrs. August, Dussault and Jenkins, respectively.

(3)	Includes $7,416 in medical insurance premiums, $261 in life insurance premiums, and $341 in disability insurance premiums, $1,200 in health savings account contributions, and $8,100 in 401(k) plan matching contributions.

(4)	Includes $101,703 in relocation allowance, $7,044 in medical insurance premiums, $327 in life insurance premiums, $664 in disability insurance premiums, $1,200 in health savings account contributions, and $7,950 in 401(k) plan matching contributions.

(5)	Includes $90,158 in relocation allowance, $6,444 in medical insurance premiums, $327 in life insurance premiums, $664 in disability insurance premiums, $1,200 in health savings account contributions, $958 in executive health program costs, and $7,950 in 401(k) plan matching contributions.

(6)	Mr. Dussault joined our Company on August 14, 2017 and his annual salary in 2017 was prorated from that date.

(7)	Includes $2,822 in medical insurance premiums, $100 in life insurance premiums, $130 in disability insurance premiums, $369 in health savings account contributions, and $3,365 in 401(k) plan matching contributions.

(8)	Includes $7,416 in medical insurance premiums, $261 in life insurance premiums, $341 in disability insurance premiums, $1,200 in health savings account contributions, $281 in athletic club membership contributions, and $5,012 in 401(k) plan matching contributions.

(9)	Includes $7,044 in medical insurance premiums, $327 in life insurance premiums, $664 in disability insurance premiums, $1,200 in health savings account contributions, $281 in athletic club membership contributions, and $7,950 in 401(k) plan matching contributions.

(10)	Includes $6,444 in medical insurance premiums, $327 in life insurance premiums, $664 in disability insurance premiums, $1,200 in health savings account contributions, $281 in athletic club membership contributions, and $7,950 in 401(k) plan matching contributions.

Employment and Consulting Agreements

We have entered into employment agreements with our named executive officers, Messrs. August, Dussault and Jenkins, as well as Mr. Holland, our Executive Chairman. Our compensation committee engaged Compensia, Inc. as its compensation consultant in 2017, to, among other things, continue its review and analysis of our compensation program, including our executives’ employment agreements and the Amended and Restated 2012 Stock Plan. We paid Compensia, Inc. $78,817 in fees to conduct its review for 2017.

Employment Agreement with Raymond A. August

In July 2014, we entered into an employment agreement with Raymond A. August (the “Original Agreement”). We amended the Original Agreement on November 20, 2017 in connection with Mr. August’s appointment as President and Chief Executive Officer of our Company effective as of January 1, 2018 (the “Amendment”). Mr. August’s base salary when he joined our Company was $460,000. Annual compensation reviews and adjustments to Mr. August’s compensation occur on or around the time we perform our annual compensation and merit planning process. We have agreed to pay Mr. August a bonus amount of up to 100% of his then-current base pay, subject to adjustment, upon achievement of our Company’s annual targets. See the table “Outstanding Equity Awards at December 31, 2017” below for a description of, among other things, equity awards granted to Mr. August in 2017, all of which remained outstanding as of that year end.

In the event we terminate Mr. August’s employment without cause at any time prior to a change in control, we will provide Mr. August: (i) salary continuation payments at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus for the year of termination, paid at the time it would have been paid but for the termination, prorated for the portion of the year that he was employed by the Company, (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment paid during the same period in which he is receiving salary continuation payments, and (iv) accelerated vesting of the time-based portion of any outstanding equity awards granted pursuant to the Original Agreement that would have vested in the following twelve months.

In the event we or our acquirer terminates Mr. August’s employment without cause at the time of, or within 12 months following, a change in control of our Company, we or our acquirer will provide Mr. August: (i) salary continuation payments at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus for the year of termination, paid at the time it would have been paid but for the termination, prorated for the portion of the year that he was employed by our Company, (iii) accelerated vesting of the time-based portion of all outstanding equity awards, and (iv) specified insurance premiums during the period he receives salary continuation payments.

In addition, whether before or after a change in control, if Mr. August resigns due to a decrease in his base salary or targeted annual bonus, a change in his position with our Company or a diminution of his duties and responsibilities, or a change in the location of his primary workplace of more than 60 miles from our Company’s headquarters as of January 1, 2018, and provided he resigns within three months of the occurrence of, and without having consented to, such event, Mr. August will be entitled to receive the same severance benefits he would have been eligible to receive were his employment terminated by us without cause.

If we terminate Mr. August’s employment with or without cause, after completion of any period during which his eligibility for a bonus is to be determined, but prior to the date when such bonus is to be paid, Mr. August will be entitled to receive such bonus at the time it would have been paid but for the termination of his employment.

“Cause” is defined as any determination by the board of directors of any of the following: (i) Mr. August’s violation of any applicable material law or regulation respecting the business of our Company, (ii) Mr. August’s commission of a felony or a crime involving moral turpitude, (iii) any act of dishonesty, fraud or misrepresentation in relation to his duties to our Company, (iv) Mr. August’s uncured failure to perform in any material respect his duties under the agreement, (v) Mr. August’s failure to attempt in good faith to implement a clear and reasonable directive from the board or to comply with any of our policies and procedures which failure is material and occurs after written notice from the board, (vi) any act of gross misconduct that is materially and demonstrably injurious to our Company, or (vii) Mr. August’s breach of his fiduciary responsibility.

Employment Agreement with Jonathon E. Dussault

In June 2017, we entered into an employment agreement with Jonathon E. Dussault. Under the agreement, we agreed to pay Mr. Dussault a base salary of $350,000 per year. Mr. Dussault is also eligible to receive a target bonus of up to 75% of his then-current base pay, subject to adjustment, upon achievement of our Company’s annual performance targets. See the table “Outstanding Equity Awards at December 31, 2017” below for a description of, among other things, equity awards granted to Mr. Dussault in 2017, all of which remained outstanding as of that year end.

In the event we terminate Mr. Dussault’s employment without cause at any time prior to a change in control, we will provide Mr. Dussault: (i) salary continuation at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus for the year of termination, paid in a lump sum at the time it would have been paid but for the termination, prorated for the portion of the year that he was employed by our Company, and (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment paid during the same period in which he is receiving salary continuation payments.

In the event we or our acquirer terminates Mr. Dussault’s employment without cause at the time of, or within 12 months following, a change in control of our Company, we or our acquirer will provide Mr. Dussault: (i) salary continuation at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus for the year of termination, paid in a lump sum at the time it would have been paid but for the termination, prorated for the portion of the year that he was employed by our Company, (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment paid during the same period in which he is receiving salary continuation payments, and (iv) immediate acceleration of outstanding RSUs, PRSUs and stock rights granted to him.

In addition, whether before or after a change in control, if Mr. Dussault resigns due to an uncured material breach of the agreement by our Company, a change in his position such that he no longer reports to our CEO and or our President/COO, a diminution in his authority, duties and responsibilities to our Company, a decrease in his base salary, or a successor to our Company fails to assume the agreement, and provided he notifies our Company of such circumstances within 30 days of the event, resigns within 60 days of our Company’s failure to cure the event, and has not consented to such event, Mr. Dussault will be entitled to receive the same severance benefits he would have been eligible to receive were his employment terminated by us without cause.

“Cause” is defined as reasonable determination by the board of directors of any of the following: (i) any act of dishonesty, fraud or misrepresentation in relation to his duties to our Company, (ii) Mr. Dussault’s conviction of, or plead of nolo contendere to, a felony or a crime involving moral turpitude, (iii) Mr. Dussault’s proven gross misconduct that results in a reasonable probability of material injury (whether tangible or reputational) to our Company, (iv) Mr. Dussault’s proven unauthorized use or disclosure of any proprietary information or trade secrets of our Company or any other third party to whom he owes an obligation of nondisclosure as a result of his relationship with us, and (v) Mr. Dussault’s uncured failure to perform in any material respect his duties under the agreement.

Employment Agreements with Shawn Jenkins and Mason Holland

In January 2007, we entered into employment agreements with Shawn Jenkins, our then Chief Executive Officer, and Mason Holland, our Executive Chairman, which set forth the terms and conditions of their employment in those positions. Each agreement continues for terms of three years, which will be extended automatically each day, for an additional day, so that the remaining term continues to be three years in length. Either we or the Executive may at any time fix the term to a finite term of three years. Under the terms of each agreement, we must pay Messrs. Jenkins and Holland salaries at rates of not less than $400,000 and $200,000 per year, respectively. The board of directors will review each Executive’s salary at least annually and must increase each Executive’s salary by at least 5% per year. Any increase in excess of 5% in any given year must be approved by the board members designated by GS Capital Partners VI Parallel, L.P., or the Goldman Board Designee, currently Joe DiSabato. We may not decrease either Executive’s base salary under these agreements.

Each Executive is eligible to participate in any management incentive programs we establish, and each Executive may receive incentive compensation based upon achievement of targeted levels of performance and other criteria established by the board of directors or compensation committee (which in each case requires the approval of at least one of the Goldman Board Designees). In the event we achieve the annual financial targets approved by the board (which approval must include at least one Goldman Board Designee), each of Messrs. Jenkins and Holland will be entitled to an annual bonus in an amount at least equal to his then-current base salary. If we exceed our financial targets by 10% for the year, Mr. Jenkins will earn an additional bonus amount equal to 50% of his then-current base salary. See the table “Outstanding Equity Awards at December 31, 2017” below for a description of, among other things, equity awards granted to Mr. Jenkins in 2017, all of which remained outstanding as of that year end.

If we terminate an Executive’s employment due to his death or disability, we must pay to him, or his estate, his accrued compensation and, in the case of Mr. Jenkins, an amount equal to the average of the annual bonuses paid or payable to him during the three full fiscal years preceding the date of termination, pro-rated for the number of days the Executive was employed in the fiscal year in which his employment was terminated, which amount we refer to as the Prorated Bonus Amount. If we terminate an Executive’s employment for cause (as defined below) or an Executive resigns for any reason other than adequate justification, we must pay such Executive all accrued compensation.

If an Executive resigns for adequate justification (as defined below), or if we terminate an Executive’s employment for any reason other than (i) due to his death or disability, or (ii) for cause, including in connection with a change in control of our Company, we must pay such Executive his accrued compensation and a pro rata share of his annual bonus, if such bonus is awarded. Additionally, we must pay such Executive each month, for a period of 36 months, one-twelfth (1/12) of the sum of, (i) his then-current base salary, and (ii) a pro rata share of his annual bonus, if such bonus is awarded. Furthermore, we must continue providing life insurance, disability, medical, dental, and hospitalization benefits to the Executive (which amount will be reduced to the extent the Executive receives these benefits from a subsequent employer). Finally, the restrictions on any outstanding incentive awards held by the Executive, including stock options, will lapse and such awards will become fully vested and immediately exercisable.

Under each agreement, adequate justification is defined as: (A) an uncured material failure of the Company to comply with the agreement; (B) any non-voluntary, Company-imposed relocation of the Executive outside Charleston, South Carolina; (C) a change in control of our Company that results in a material diminution in the Executive’s responsibilities; or (D) the removal of the Executive, in the case of Mr. Jenkins, from the position of Chief Executive Officer or, in the case of Mr. Holland, from the position of Chairman of the board of directors, in each case except as otherwise provided in the respective agreement. Under each agreement, termination for cause is defined as: (i) a conviction of the Executive of, or entering a plea of no contest by the Executive with respect to, having committed a felony; (ii) abuse of controlled substances or alcohol, or acts of dishonesty or moral turpitude by the Executive that are detrimental to our Company; (iii) acts or omissions by the Executive that he knew, or should reasonably have known, would substantially damage the business of our Company; (iv) negligence by the Executive in the performance of, or disregard by the Executive of, his obligations under the agreement or otherwise relating to his employment, or a breach by the Executive of the agreement, which negligence, disregard or breach continues uncured after receiving notice from our Company; or (v) failure by the Executive to obey the reasonable and lawful orders and policies of the board that are consistent with the provisions of the agreement.

In the event the Executive, during the 24 months following the termination of his employment, becomes employed by a company that engages, in whole or part, in the same or substantially the same business as ours, the Executive will forfeit any remaining severance payments.

In November 2017, we entered into a new employment agreement with Mr. Jenkins for his position as Senior Advisor for Innovation of our Company, beginning January 1, 2018. Mr. Jenkins’ employment in that position was “at will”. As Senior Advisor for Innovation, Mr. Jenkins was paid a salary of $100,000 per year. In addition, on the first calendar day of each quarter during the term of the employment agreement, Mr. Jenkins would have been granted an equity award of fully vested restricted stock valued at $50,000. If our Company terminated Mr. Jenkins for “cause” (as such term is defined in the new employment agreement) or Mr. Jenkins resigned (which he did in March 2018, effective at the close of business on April 2, 2018), he would be paid his salary and equity compensation under the new employment agreement up to the termination date. If Mr. Jenkins’ employment terminated due to his death, our Company terminated Mr. Jenkins without “cause,” or Mr. Jenkins’ employment ended due to the expiration of the new employment agreement’s term, Mr. Jenkins would have received his salary and equity compensation under the new employment agreement until June 30, 2020 and all of Mr. Jenkins’ outstanding unvested equity awards would have accelerated in full. Pursuant to the new employment agreement, Mr. Jenkins is subject to a confidentiality covenant and one year non-competition covenant.

Outstanding Equity Awards as of December 31, 2017

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2017:

	Stock awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned units (#)		Equity incentive plan awards: market value of unearned units ($)(1)
Raymond A. August	70,000	(2)	$1,890,000
President, Chief Executive Officer and Director	12,781	(3)	$345,087
				28,000	(4)	$756,000
	22,919	(5)	$618,813
				9,090	(6)	$245,430
	18,180	(7)	$490,860
				18,180	(8)	$490,860
	56,169	(9)	$1,516,563
Jonathon E. Dussault(10)	60,120	(11)	$1,623,240
Chief Financial Officer	2,522	(12)	$68,094
				1,513	(13)	$40,851
				2,522	(14)	$68,094
Shawn A. Jenkins	8,812	(15)	$237,924
Former Chief Executive Officer	23,457	(3)	$633,339
				28,000	(4)	$756,000
	42,058	(5)	$1,135,566
				11,120	(16)	$300,240
	33,362	(7)	$900,774
				33,362	(17)	$900,774

(1)	Based on $27.00 per share which was the closing price of our common stock on the Nasdaq Global Market on December 29, 2017, the last trading day of that fiscal year.

(2)	The shares subject to this grant of RSUs vest in five equal annual installments beginning on October 1, 2015, subject to continued employment.

(3)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2016, subject to continued employment.

(4)	Messrs. August and Jenkins were granted 40,000 PRSUs on November 6, 2015 and January 11, 2016, respectively, that vest upon the achievement of adjusted EBITDA and compounded annual revenue growth rate goals during the period of January 1, 2015 through December 31, 2017. The amount reported in the table represents the number of PRSUs that had not yet been paid out and their corresponding value, assuming target performance goals would be achieved. 24,000 of the PRSUs vested in 2018.

(5)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2017, subject to continued employment.

(6)	The amount reported represents the number of PRSUs granted to Mr. August in lieu of 50% of his TBA as previously described and assumes target performance goals will be achieved. The PRSUs vest upon the achievement of annual revenue goals and free cash flow goals, all subject to a minimum adjusted EBITDA level, during the period of January 1, 2017 through December 31, 2017. 2,727 of the PRSUs vested in 2018.

(7)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2018, subject to continued employment.

(8)	Mr. August was granted 27,270 PRSUs on March 31, 2017 that vest upon the achievement of annual recurring revenue bookings percentage growth goals during the period of January 1, 2017 through December 31, 2017, such vesting to occur in four equal annual installments beginning on April 1, 2018 if the performance metrics are met. The amount reported in the table represents the number of PRSUs that had not been paid out as of December 31, 2017 and their corresponding value, assuming target performance goals would be achieved. None of the PRSUs vested in 2018.

(9)	The shares subject to this grant of RSUs vest in five equal annual installments beginning on December 31, 2018, subject to continued employment.

(10)	Mr. Dussault joined our Company on August 14, 2017.

(11)	The shares subject to this grant of RSUs vest in five equal annual installments beginning on August 14, 2018, subject to continued employment.

(12)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on August 14, 2018, subject to continued employment.

(13)	The amount reported represents the number of PRSUs granted to Mr. Dussault in lieu of 50% of his TBA as previously described and assumes target performance goals will be achieved. The PRSUs vest upon the achievement of annual revenue goals and free cash flow goals, all subject to a minimum adjusted EBITDA level, during the period of January 1, 2017 through December 31, 2017. 983 of the PRSUs vested in 2018.

(14)	Mr. Dussault was granted 3,783 PRSUs on August 14, 2017 that vest upon the achievement of annual recurring revenue bookings percentage growth goals during the period of January 1, 2017 through December 31, 2017, such vesting to occur in four equal annual installments beginning on April 1, 2018 if the performance metrics are met. The amount reported in the table represents the number of PRSUs that had not been paid out as of December 31, 2017 and their corresponding value assuming target performance goals would be achieved. 1,259 of the PRSUs were granted in 2018, with one-fourth of the shares vesting immediately and the remaining amounts to vest in three equal annual installments beginning on April 1, 2019.

(15)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2015, subject to continued employment.

(16)	The amount reported represents the number of PRSUs granted to Mr. Jenkins in lieu of 50% of his TBA as previously described and assumes target performance goals will be achieved. The PRSUs vest upon the achievement of annual revenue goals and free cash flow goals, all subject to a minimum adjusted EBITDA level, during the period of January 1, 2017 through December 31, 2017. 3,336 of the PRSUs vested in 2018.

(17)	Mr. Jenkins was granted 50,043 PRSUs on March 31, 2017 that vest upon the achievement of annual recurring revenue bookings percentage growth goals during the period of January 1, 2017 through December 31, 2017, such vesting to occur in four equal annual installments beginning on April 1, 2018 if the performance metrics are met. The amount reported in the table represents the number of PRSUs that had not been paid out as of December 31, 2017 and their corresponding value, assuming target performance goals would be achieved. None of the PRSUs vested in 2018.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2017 to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Landlord—Daniel Island Executive Center, LLC and DIEC II, LLC

We lease real property from Daniel Island Executive Center, LLC, or DIEC, LLC, for use as our corporate headquarters in Charleston, South Carolina under two lease agreements. Pursuant to an amendment to each lease executed on December 12, 2016, both lease agreements expire on December 31, 2031. The initial term of the leases will reset to be co-terminus with certain new leases our Company may enter into with Daniel Island Executive Center II, LLC, or DIEC II, LLC. Under the two leases, an aggregate of $84.9 million of lease payments are due over the remainder of the terms as of December 31, 2017. We made payments related to these agreements in the amount of $5.2 million for the year ended December 31, 2017.

Pursuant to a lease agreement with DIEC II, LLC and subsequent amendment executed on December 12, 2016, we have extended our campus in Charleston, South Carolina with a Customer Success Center and, at our option and under a new lease, can have a two-story welcome center built. The lease agreement for the Customer Success Center expires December 31, 2031. The initial term of the lease will reset to be co-terminus with certain new leases our Company may enter into with DIEC II, LLC. Under the lease, an aggregate of $81.8 million of lease payments are due over the remainder of the term as of December 31, 2017. We made payments related to this agreement in the amount of $5.1 million for the year ended December 31, 2017.

On December 12, 2016, our Company also executed a lease agreement with DIEC II, LLC, which requires DIEC, LLC to construct a building of approximately 145,800 square feet on Daniel Island Executive Center II for our Company to expand its campus to accommodate anticipated future growth. The target commencement date of the Lease is July 1, 2019 and the Lease would run for 15 years. Once the lease has commenced, an aggregate of $75.8 million of lease payments will be due over the course of the 15-year initial term. Pursuant to the terms of the lease, we may commence construction on or about April 1, 2019 and can also terminate the lease prior to that time, subject to reimbursing the landlord for its reasonable, documented, and pre-agreed out-of-pocket costs with respect to the lease and building to date. If we delay beginning construction past December 31, 2019, the landlord may terminate the lease.

DIEC, LLC and DIEC II, LLC are South Carolina limited liability companies. The Holland Family Trust, with which Mason Holland (our Executive Chairman of the board and a significant stockholder) is affiliated, owns a supermajority interest in Daniel Island Executive Center. The Shawn Arthur Jenkins Living Trust, with which Shawn Jenkins (our former CEO and a significant stockholder) is affiliated, owns the remaining minority interest in Daniel Island Executive Center. The Holland Family Trust and Shawn Arthur Jenkins Living Trust own DIEC II equally.

Indemnification Agreements

Our certificate of incorporation and our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by the laws of the State of Delaware, we have entered into indemnification agreements with each of our directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of our Company, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We must indemnify our officers and directors against any and all (A) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (B) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (A) or (b), any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, by reason of the fact that (x) such person is or was a director or officer, employee, agent or fiduciary of our Company or (y) such person is or was serving at our request as a director, officer, employee or agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefits plan or other enterprise. The indemnification agreements will also require us, if so requested, to advance within 30 days of such request any and all costs and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to be indemnified for such costs and expenses. Our bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.

We are not required to provide indemnification under our indemnification agreements for certain matters, including: (1) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the indemnitee; (2) indemnification related to disgorgement of profits made from the purchase or sale of securities of our Company under Section 16(B) of the Exchange Act, or similar provisions of state statutory or common law; (3) indemnification that is finally determined, under the procedures and subject to the presumptions set forth in the indemnification agreements, to be unlawful; or (4) indemnification for liabilities for which the director has received payment under any insurance policy for such person’s benefit, our certificate of incorporation or bylaws or any other contract or otherwise, except with respect to any excess amount beyond the amount so received by such director or officer. The indemnification agreements will require us, to the extent that we maintain an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of our Company or of any other corporation, partnership, joint venture, trust, employee benefits plan or other enterprise that such person serves at the request of our Company, to cover such person by such policy or policies to the maximum extent available.

Employment Agreements

We have entered into employment agreements with certain of our executive officers that provide for salary, bonus and severance compensation. For more information regarding these employment agreements, see “Executive Compensation—Employment Agreements”.

Equity Issued to Executive Officers and Directors

We have granted RSUs to our executive officers and directors in 2017, as more fully described in “Executive Compensation—Outstanding Equity Awards as of December 31, 2017” and “Management—Director Compensation”.

Subsidiary of The Goldman Sachs Group

Due to the size of its voting and economic interest in our Company, we are deemed to be controlled by The Goldman Sachs Group and are therefore considered to be a non-bank “subsidiary” of The Goldman Sachs Group under the Bank Holding Company Act of 1956 (the “BHC Act”). The BHC Act imposes regulations and requirements on The Goldman Sachs Group and on any company that is deemed to be controlled by The Goldman Sachs Group under the BHC Act and the regulations of the Board of Governors of the Federal Reserve System, or the Federal Reserve. We will remain subject to this regulatory regime until The Goldman Sachs Group is no longer deemed to control us for purposes of the BHC Act.

As a controlled non-bank subsidiary of The Goldman Sachs Group, we are restricted from engaging in activities that are not permissible under the BHC Act, or the rules and regulations promulgated thereunder.

Additionally, we are subject to examination by the Federal Reserve and required to provide information and reports for use by the Federal Reserve under the BHC Act. We may also be subject to regulatory oversight and examination because we are a technology service provider to regulated financial institutions. We have agreed to certain covenants primarily for the benefit of The Goldman Sachs Group that are intended to facilitate its compliance with the BHC Act, but that may impose certain obligations on our Company, as further described below.

Corporate Governance

In connection with our IPO, we entered into the Voting Agreement. Under this agreement, each Key Holder, as defined therein, agrees to vote his, her, or its shares in favor of:

•	two individuals nominated by GS Capital Partners VI Parallel, L.P. (currently Mr. DiSabato only) for as long as The Goldman Sachs Group and its affiliates hold 10% or more of the fully diluted equity interest in our Company; and

•	for each of Messrs. Holland and Jenkins, if requested, for as long as each holds shares equal to or in excess of 50% of the number of shares each beneficially held upon entering into this agreement.

Additionally, each Key Holder agrees not to vote for the removal of the foregoing directors unless such removal is directed or approved by the party that nominated such director.

In connection with our IPO, we also entered into a Second Amended and Restated Investors’ Rights Agreement (the “Investor Rights Agreement”) with the Key Holders. On February 24, 2015, in connection with an equity investment by Mercer LLC in our Company, as more fully described below, we amended the Investor Rights Agreement to, among other things, add Mercer as a Key Holder under the Investor Rights Agreement only. Pursuant to the Investor Rights Agreement, as amended, the Key Holders have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. The holders of at least 66 2/3% of the then outstanding shares subject to these registration rights have the right to demand that we register such shares under the Securities Act of 1933, as amended, or Securities Act, with respect to shares having an aggregate offering price of at least $5,000,000, and subject to other limitations. In addition, these holders are entitled to piggyback registration rights with respect to the registration under the Securities Act of shares of common stock. In the event that we propose to register any shares of common stock under the Securities Act either for our account or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and to include shares in any such registration, subject to limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of at least 5% of the shares subject to these registration rights may require us to file registration statements under the Securities Act on Form S-3 with respect to shares of common stock having an aggregate offering price, net of selling expenses, of at least $5,000,000. To the extent that we qualify as a well-known seasoned issuer at the time a requisite number of holders demand the registration of shares subject to these registration rights, we will file an automatic shelf registration statement covering the shares for which registration is demanded if so requested by the holders of such shares. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by such security holders to be included in such registration.

Additionally, because of The Goldman Sachs Group’s status as a bank holding company under the BHC Act, we are subject to certain covenants in the Investor Rights Agreement, as amended, for the benefit of The Goldman Sachs Group (and in certain instances Mercer) that are intended to facilitate compliance with the BHC Act. These covenants address the right to conduct audits on, and access certain information of our Company; the right to review the policies and procedures that we implement to comply with the laws and regulations that relate to our activities; notice rights of certain events and business activities and the obligation to cooperate to mitigate potential adverse consequences resulting therefrom. These covenants will remain in effect as long as the Federal Reserve deems us to be a “subsidiary” of The Goldman Sachs Group under the BHC Act.

Mercer LLC Investment

On February 24, 2015, we entered into a Securities Purchase Agreement with Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc., a Delaware corporation (the “Investor”). Pursuant to the Securities Purchase Agreement, we sold and issued to the Investor 2,817,526 shares of our common stock for $26.50 per share or an aggregate of $74,664,439. At the same time, we also issued Mercer a warrant (the “Warrant”) to purchase an additional 580,813 shares of our common stock for $26.50 per share at any time during the 30-month term of the Warrant, which has since expired. The Securities Purchase Agreement provides as follows:

Board Observer Right. Until the earlier of (i) the expiration or termination of the Alliance Agreement (as defined below) and (ii) the first date on which the Investor and its affiliates own less than (A) 75% of the shares of our common stock acquired on February 24, 2015 or (B) 5% of our common stock outstanding, in each case in this clause (ii), for a period of at least 45 consecutive days (the “Termination Date”), the Investor is entitled to designate an observer as outlined in the Securities Purchase Agreement, to attend all meetings of the board of directors and its committees, subject to certain exceptions.

Standstill. Until the Termination Date and subject to certain exceptions as set forth in the Securities Purchase Agreement, the Investor and its affiliates are restricted from, among other things, acquiring additional shares of our common stock such that they beneficially own more than 17.5% of our common stock outstanding without consent of the board of directors, proposing to enter into, directly or indirectly, any merger or business combination involving our Company, taking certain actions to seek control of our management, board of directors or policies, soliciting proxies with respect to our common stock, or joining a group for the purpose of acquiring, holding, voting or disposing of our common stock. These standstill restrictions immediately terminate in circumstances including, but not limited to, any public third-party proposal or announcement relating to a merger or business combination with our Company or certain third parties acquiring shares representing 15% or more of our common stock outstanding.

Right of Notice. Until the Termination Date, in the event that the board of directors initiates or participates in a process with respect to a transaction that would result in a sale of substantially all the assets of our Company or would result in a change of control of our Company, the Investor is entitled to notice of such process and to participate in such process on terms at least as favorable as the most favorable terms offered to any third party participating therein.

In addition, for the same period, we have agreed not to enter into any agreement providing for a change of control, unless we notify the Investor in writing at least five business days before taking such action, and consider in good faith any offer or proposal made by the Investor within such period.

Right of First Offer. We have granted the Investor a right of first offer with respect to certain new issuances of our equity securities, as have our majority stockholder and other large stockholders with respect to sales of their shares of our common stock pursuant to a Right of First Offer Agreement. In general, we and the applicable stockholders are required to offer the Investor the right to purchase any shares of our common stock or other equity securities of our Company that we or such stockholders propose to issue or sell, at a price we or the stockholders, as applicable, specify, and if the Investor declines to purchase such shares or other securities at such price, we or the stockholders may issue or sell such securities to one or more third parties at a price no less than the price offered to the Investor. These rights of first offer are subject to the limitation on acquisitions of additional shares of common stock by the Investor under the standstill restrictions described above, and are also subject to certain other exceptions, including only applying to 50% of shares or other securities proposed to be sold by any stockholder in a registered offering or certain other similar forms of sales. These rights of first offer will remain in effect until the Termination Date, subject to certain exceptions.

In connection with the Securities Purchase Agreement, we entered into an amendment of the Mercer Exchange Software as a Service Agreement, as amended to date, (the “Alliance Agreement”), with Mercer

Health & Benefits LLC, an affiliate of the Investor (“Mercer Health”). The amendment to the Alliance Agreement, among other things, expanded certain terms and conditions of the existing relationship between our Company and Mercer Health. Revenue from Mercer was approximately $29.8 million for the year ended December 31, 2017.

Procedures for Approval of Related-Party Transactions

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving or ratifying any related-party transaction reaching a certain threshold of significance. In the course of its review and approval or ratification of a related-party transaction, the committee, among other things, considers, consistent with Item 404 of Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	any other matters our audit committee deems appropriate.

Any member of our audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote regarding approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee consists of Messrs. Swad (Chair), Dennerline, Napier and Pelzer. Ann H. Lamont served on our compensation committee until her retirement from our board of directors in July 2017. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of our board of directors or any member of the compensation committee (or other committee performing equivalent functions) of any other company.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. We have not received any stockholder proposals for consideration at our 2018 annual meeting of stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for the 2019 annual meeting of stockholders, it must be delivered to our principal executive offices located at 100 Benefitfocus Way, Charleston, South Carolina 29492 by December 21, 2018; provided, however, that if the date of the 2019 annual meeting is more than 30 days before or 60 days after June 1, 2019, notice by the stockholder must be delivered not later than the close of business no earlier than the 120th day prior to the 2019 annual meeting or the later of (1) the 90th day prior to the 2019 annual meeting or (2) the 10th day following the first public announcement of the date of the 2019 annual meeting.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not more than 90 and not less than 60 days before the meeting at which directors are to be elected, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not later than the close of business on the 10th business day following the date on which notice of such meeting is first given to stockholders. Stockholder notices must set forth the specific information as more fully described in our bylaws and in “Corporate Governance—Selection of Nominees for the Board of Directors”.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice prior to March 6, 2019.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Corporate Secretary either by calling 1-843-849-7476 or by mailing a request to Attn: Corporate Secretary, 100 Benefitfocus Way, Charleston, South Carolina 29492. Upon written or oral request to the Corporate Secretary, our Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy statements may request to receive a single Notice of Internet Availability or a single copy of proxy statements in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K, as amended for the fiscal year ended December 31, 2017 as filed with the SEC is accessible free of charge on our website at www.benefitfocus.com under Company—Investors—Finances—Annual Meeting Materials. The Annual Report on Form 10-K, as amended contains audited consolidated balance sheets of our Company as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2017. You can request a copy of our Annual Report on Form 10-K, as amended free of charge by calling 1-843-849-7476 or sending an e-mail to ir@benefitfocus.com. Please include your contact information with the request.

OTHER MATTERS

Our audit committee has selected the independent registered public accounting firm of Ernst & Young LLP, or EY, to audit our consolidated financial statements for the fiscal year ending December 31, 2018. EY has audited our financial statements annually since 2006. A representative of EY is expected to be present at the 2018 annual meeting of stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. EY has advised us that it does not have, and has not had, any direct or indirect financial interest in our Company or its subsidiaries that impairs its independence under SEC rules. Notwithstanding the selection of EY, our audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our Company and our stockholders.

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors recommends.

THE BOARD OF DIRECTORS

Dated: April 20, 2018

DIRECTIONS TO THE ANNUAL MEETING

Benefitfocus, Inc.

100 Benefitfocus Way

Charleston, South Carolina 29492

From the Airport

Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

From Downtown Charleston

Go north on Meeting Street toward I-26. Follow the road under the overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

From South of Charleston

Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on I-526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

From North of Charleston

Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Turn right onto Island Park Drive. Turn Right onto River Landing Drive. Take your first left onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

From West of Charleston

Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first left onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

BENEFITFOCUS, INC.

c/o BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M.Eastern Time on May 31, 2018, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.Eastern Time on May 31, 2018, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors

Nominees

01	Mason R. Holland, Jr. 02 Stephen M. Swad

NOTE: In its discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder.
If no direction is made, this proxy will be voted FOR proposal 1.
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000366903_1    R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders and Proxy Statement, 2017 Annual Report and Annual Report on Form 10-K, as amended are available at www.proxyvote.com

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BENEFITFOCUS, INC.

Annual Meeting of Stockholders

June 1, 2018 9:00 AM EDT

This proxy is solicited by the Board of Directors

The undersigned stockholder of Benefitfocus, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 20, 2018. The undersigned stockholder also appoints Mason R. Holland, Jr., with full power of substitution and power to act alone, as proxy to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Benefitfocus, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 1, 2018, at the Benefitfocus, Inc. principal executive offices located at 100 Benefitfocus Way, Charleston, South Carolina 29492, and any adjournment or postponement thereof.

Continued and to be signed on reverse side

0000366903_2    R1.0.1.17